Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Anadarko Petroleum Corporation:
We consent to the use of our report dated October 11, 2007, with respect to the balance sheet of MIGC, Inc. as of December 31, 2005, and the related statements of income, parent net equity, and cash flows for the period from January 1, 2006 through August 23, 2006 and for the year ended December 31, 2005, included herein and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP

Denver, Colorado
January 21, 2008